Exhibit 10.8
Mercantile Bancorp, Inc.
Employment Agreement
     This Employment Agreement (the “Agreement”) is made and entered into effective as of January 1, 2008 (“Effective Date”), by and between Mercantile Bancorp, Inc., a Delaware corporation (“Company”), with its principal office located at Quincy, Illinois, and Ted T. Awerkamp, of Quincy, Illinois (“Employee”).
RECITALS
     A. Company is a bank holding company.
     B. Employee is currently employed by Company, pursuant to the terms of an employment agreement dated March 1, 2007 (the “Prior Employment Agreement”), in the position of President and Chief Executive Officer of Company.
     C. Company desires to continue the employment of Employee in the position of President and Chief Executive Officer of Company on the terms, covenants and conditions set forth in this Agreement.
     D. Employee desires to continue in the employ of Company in the position of President and Chief Executive Officer of Company on the terms, covenants and conditions set forth in this Agreement.
     E. Company and Employee desire to enter into this Agreement as of the Effective Date and this Agreement shall supersede all of the terms and conditions of all prior employment terms and conditions, whether or not in writing, including the Prior Employment Agreement and any such prior employment agreement shall become null and void as of the Effective Date, and the parties thereunder shall have no rights or interests therein.
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreement hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:
ARTICLE I
EMPLOYMENT
     1.1 Company Employs Employee. Company hereby employs Employee as President and Chief Executive Officer of Company. All duties or responsibilities hereunder taken or performed by Employee pursuant to this Agreement shall be subject to the direction, supervision and control of the Board of Directors of Company. Employee shall be obligated as part of his duties to be a director of the Company (if elected by the Company’s stockholders) and a director of such Subsidiaries as the Company’s Board of Directors shall determine from time to time. For the purposes of this Agreement, “Subsidiary” is defined as any entity in which the Company has voting control of at least fifty percent (50%) of such entity’s voting stock.

     1.2 Employee Accepts Employment. Employee hereby accepts employment with Company as President and Chief Executive Officer and agrees that he will at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of Company.
ARTICLE II
TERM OF EMPLOYMENT
     2.1 Term. The initial term of this Agreement shall be for the period beginning on January 1, 2008 and ending on February 28, 2010 (the “Term”). This Agreement shall be reviewed annually by the Company and Employee no later than February of each year and a determination will be made at such time whether to extend the Term of the Agreement for an additional one (1) year (with any such extension(s) of the Term also referred to as the “Term”). For example, when the Agreement is reviewed in February 2008, if the decision is to extend the Term for an additional one (1) year, the Term will then be three (3) years commencing March 1, 2008. If, in the annual review process by the Company and Employee, there is no offer by the Company to extend the Term of the Agreement for an additional year, the Employee may terminate the Agreement under Section 5.4 with a sixty (60) day prior written notice.
ARTICLE III
COMPENSATION
     3.1 Salary. Company shall pay Employee a base salary of Three Hundred Twenty-five Thousand and 00/100 Dollars ($325,000.00) annually, payable in accordance with Company’s normal payroll practices, to be prorated in any partial year of employment with Company. Company shall withhold from all compensation any applicable withholding and payroll taxes and such other amounts as required by law. No additional compensation shall be paid to Employee for his service as a director of the Company or any of its Subsidiaries.
     3.2 Incentive Bonus. In addition to the base salary as provided in Section 3.1 above, Company shall pay Employee an annual incentive bonus in an amount up to forty percent (40%) of base salary in accordance with the incentive compensation plan established by the Compensation Committee and Board of Directors of Company during 2007. The bonus shall be prorated for any partial year. Further, Employee must be employed on December 31 of each year to be entitled to a bonus for such year.
     3.3 Automobile. Company shall provide Employee with a leased automobile from a customer of Mercantile Trust & Savings Bank, to be used by Employee in his capacity as President and Chief Executive Officer of Company.
     3.4 Country Club Membership and Dues. Company shall provide to Employee a membership in a country club located in the Quincy, Illinois area and shall pay annually the dues and any assessment for such membership.
     3.5 Business Expenses. During the Term, Company shall reimburse Employee for reasonable business expenses incurred by Employee in the performance of his duties under this Agreement.

     3.6 Benefits. As an employee of Company, Employee shall, upon meeting any applicable eligibility and enrollment requirements, be entitled to participate in and receive such benefits, including but not limited to, health and retirement plans, which shall be no less beneficial to Employee than those offered to other employees of Company from time to time.
ARTICLE IV
DISABILITY
     4.1 Suspension of Agreement. If, during the period of this Agreement, Employee becomes disabled in accordance with the definition of being disabled as set forth in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), Company may suspend this Agreement during the period of such disability by giving notice to Employee of its intention to suspend due to disability, subject to the following:
          (a) This Agreement shall thereupon be suspended as of the end of the month in which such notice was given and shall continue to be suspended until Employee is no longer suffering such disability. The determination of Employee’s disability, and recovery therefrom, will be made by a physician mutually acceptable to Company and Employee. The opinion of such physician shall be in writing and shall be given to Company and Employee.
          (b) If during any time of Employee’s disability that he is eligible for and is receiving disability income payments from Company’s disability income insurance carrier, such payments are less than sixty percent (60%) of the sum of the annual base salary he was receiving from Company immediately prior to his disability and the amount of any incentive bonus pursuant to Section 3.2 Employee received within the last twelve (12) months prior to his disability, Company shall pay Employee an amount which, when added to the gross payments (before any deductions) received by Employee from Company’s disability insurance carrier, will result in the Employee receiving from Company and Company’s disability insurance carrier an annual sum equal to sixty percent (60%) of the sum of his annual base salary immediately prior to his disability and the amount of any incentive bonus pursuant to Section 3.2 Employee received within the last twelve (12) months prior to his disability. Such payment from Company shall be due Employee for as long as Employee is eligible to receive disability income payments from Company’s disability insurance carrier. When Employee is no longer eligible to receive such disability income payments from the insurance carrier, any obligation for an additional payment from Company shall terminate.
ARTICLE V
TERMINATION OF AGREEMENT
     5.1 Death. In the event of the death of Employee during the Term hereof, this Agreement shall terminate at the end of the month during which Employee dies and Company shall have no further obligation hereunder.
     5.2 Termination for Cause. Company may terminate Employee’s employment under the terms of this Agreement upon the occurrence of any one of the following events (each such event being hereinafter referred to as “Cause”):

          (a) The conviction of Employee of any crime punishable as a felony or a crime involving moral turpitude or immoral conduct;
          (b) An embezzlement or misappropriation by Employee of funds of Company or any of its Subsidiaries;
          (c) Employee committing an unauthorized act to aid or abet a competitor of Company or any of its Subsidiaries;
          (d) Employee being removed by order of a regulatory agency having jurisdiction over Company or any of its Subsidiaries; and
          (e) For Cause thirty (30) days after written notice by Company to Employee and failure to cure by Employee within such thirty (30) day period, or if not capable of cure within such time period, failure by Employee to promptly commence cure and proceed with continuity and diligence to cure, due to: (i) material breach of any provision of this Agreement; (ii) failure or neglect to perform the duties of his position as President and Chief Executive Officer; (iii) failure to comply with Company’s rules and policies or the code of conduct of Company or any of its Subsidiaries; (iv) misconduct in connection with performance of any of Employee’s duties; or (v) commission of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or other misconduct that impairs or injures the reputation of Company or any of its Subsidiaries.
     5.3 Effect of Termination Under Section 5.1 or 5.2. In the event of Employee’s death or that Company terminates this Agreement for Cause, Company shall be obligated to pay Employee his compensation only until the end of the month during which Employee dies or his employment is terminated for Cause.
     5.4 Termination Without Cause. Except as provided in Section 2.1, either Company or Employee may terminate this Agreement without Cause by providing to the other party six (6) months prior written notice.
          (a) Termination by Employee. If Employee terminates this Agreement for any reason, Employee shall be obligated to continue to perform his duties under this Agreement during the six (6) months (except, only sixty (60) days if Section 2.1 applies) following delivery of his termination notice. If Employee so terminates this Agreement, Employee shall not be entitled to compensation hereunder after the date Employee ceases the performance of his duties under this Agreement.
          (b) Termination by Company.
               (i) If Company terminates this Agreement for any reason other than Cause, Employee shall not be obligated thereafter to perform his duties hereunder, but Company shall be obligated to pay an amount equal to the amount of Employee’s base salary and benefits (except automobile and country club), including, without limitation, the amount paid to Employee for the incentive bonus provided in Section 3.2 for the last calendar year preceding termination of employment, that would have been due to Employee had he remained employed by the Company for the remainder of the Term (the “Severance Amount”); provided, however, that such Severance Amount shall in no event be calculated based on a period of less than twenty-four (24) months. The minimum period of twenty-four (24) months shall be inclusive of the six (6) month notice period.
               (ii) The Severance Amount shall be paid to Employee as follows:
                    (A) Commencing on the termination date, Employee shall receive the applicable Severance Amount (less any amount described in subparagraph (B) below) paid in substantially equal installments during the twenty-four (24) month period following termination, based upon Company’s then current payroll practice.
                    (B) To the extent any portion of the applicable Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), Employee shall receive such portion of the applicable Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable within fifteen (15) business days after Employee’s termination date.
     5.5 Termination On Account of Change in Control.
          (a) A Change in Control shall mean the first to occur of any of the following events:
               (i) Any person, group of investors or entity becomes subsequent to the date of this Agreement, the beneficial owner, directly or indirectly, of one share more than fifty percent (50%) of the then issued and outstanding shares of voting stock of Mercantile Bancorp, Inc. (and, for purposes hereof, a person will be considered to be a beneficial owner of such stock if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power, which includes the power to vote or to direct the voting of such stock, or investment power, which includes the power to dispose or to direct the disposition of such stock);
               (ii) Change in the majority of the incumbent board unless new directors were nominated by a majority of the incumbent board.
               (iii) Company merges or consolidates with or reorganizes with or into any other corporation other than its Subsidiaries or engages in any other similar business combination or reorganization; or
               (iv) Company sells, assigns or transfers all or substantially all of its business and assets, in one or a series of related transactions, except any such sales to Subsidiaries.
          (b) If during the Term and after the date of a Change in Control, Employee is discharged by Company without Cause or Employee resigns for Good Reason, then Company shall make the payments to Employee set forth in subparagraph (c) of this Section 5.5. For purposes of this Section 5.5, “Good Reason” shall mean (i) a material diminution in Employee’s authority, duties or responsibilities; (ii) a material diminution in Employee’s base compensation; or (iii) a change in geographic location of Employee’s principal place of employment to a location outside of the City of Quincy, Illinois, provided that such change in location is be deemed to be a material change in geographic location. Notwithstanding the foregoing, prior to Employee’s termination for Good Reason, Employee must give Company written notice of the existence of any condition set forth in clause (i) – (iii) above within ninety (90) days of such initial existence and Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, Company cures the condition giving rise to Good Reason, no benefits shall be due under this Section 5.5 with respect to such occurrence. If, during such thirty (30)-day period, Company fails or refuses to cure the condition giving rise to Good Reason, Employee shall be entitled to benefits under this Section 5.5 upon such termination; provided such termination occurs within twenty-four (24) months of such initial existence of the applicable condition.
          (c) In the event of the termination of Employee’s employment as described in subparagraph (b) above, Employee shall be entitled to receive:
               (i) Except as otherwise provided in Section 5.5(c)(iii), a lump sum cash payment equal to two and one-half (2.5) times his Compensation; provided, however, that the multiplier of two and one-half (2.5) shall be increased to a number between two and one-half (2.5) and three (3) in the case that there is more than thirty (30) months remaining on the Term at the time of such termination. Such increased multiplier shall be equal to the number of whole months remaining on the Term divided by twelve (12). “Compensation” as used in this Section 5.5, shall mean the last base salary in effect for Employee (before any reduction after a Change in Control) plus any incentive bonus as provided in Section 3.2 paid to Employee for the last calendar year preceding Employee’s termination of employment on account of a Change in Control. Employee shall also be entitled to continue receiving his other benefits due pursuant to Section 3.6, including without limitation, the health plan, for a period of time following his date of termination equal to the shorter of (A) twenty-four (24) months or (B) the maximum period allowed pursuant to any one or more of the provisions of Treasury Regulations Section 1.409A-1(b)(9)(v) which would be exempt from the definition of “deferred compensation” thereunder. Employee shall not receive after a Change in Control the automobile and country club membership provided in Sections 3.3 and 3.4.
               (ii) The payment and benefits provided for in Section 5.5(c)(i) are in lieu of compensation, benefits and other amounts Employee might otherwise be entitled to under the Company’s severance policy, if any, or otherwise payable by Company by reason of this Agreement and termination of employment.
               (iii) If the present value of the payment due Employee on account of a Change in Control pursuant to Section 5.5(c)(i) hereof plus the present value of any other payments Employee is entitled to under the Salary Continuation Agreement dated December 8, 1994, as amended, by and between Mercantile Trust & Savings Bank and Employee on account of a Change in Control and the present value of any other payments Employee is entitled to on account of a Change in Control in any other agreements (collectively, the “Total Change in Control Payments”) exceed three times his Base Amount, as such term is defined in Code Section 280G, then the payment due Employee pursuant to Section 5.5(c)(i) hereof shall be reduced to an amount which will result in the Total Change in Control Payments due Employee being equal to an amount which is no more than three times the Base Amount less One Dollar ($1).
ARTICLE VI
NON-COMPETITION AND NON-SOLICITATION
     6.1 Company and Employee have jointly reviewed the operations of Company and its Subsidiaries and have agreed that the primary service area of Company’s lending and deposit taking functions in which Employee will actively participate extends separately to an area that encompasses a five (5) mile radius from each banking or other office location, including branches, of Company and its Subsidiaries and a fifty (50) mile radius from the Company’s headquarters (collectively, the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and his employment by Company, Employee agrees that, during his employment with Company and for a period of twenty-four (24) months immediately following the termination of his employment (the “Restrictive Period”), for whatever reason, where such termination occurs during the term of this Agreement or thereafter, he will not, except with the express prior written consent of Company, directly or indirectly, do any of the following:
          (a) Within the Restrictive Area (determined at the time of termination), engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer or consultant to, lend his name or any similar name to, lend his credit to, or render services or advice to, any person, firm, partnership, corporation or trust which owns, operates or is in the process of forming, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area; provided however, that the ownership by Employee of shares of the capital stock of any Financial Institution which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;
          (b) Employee will not, directly or indirectly, either for himself, or any Financial Institution: (1) induce or attempt to induce any employee of Company or any of its Subsidiaries to leave the employ of Company or any of its Subsidiaries; (2) in any way interfere with the relationship between Company or any of its Subsidiaries and any employee of Company or any of its Subsidiaries; or (3) induce or attempt to induce any customer, supplier, licensee, or business relation of Company or any of its Subsidiaries to cease doing business with Company or any of its Subsidiaries or in any way interfere with the relationship between Company or any of its Subsidiaries and their respective customers, suppliers, licensees or business relations.
          (c) Employee will not, directly or indirectly, either for himself, or any Financial Institution, solicit the business of any person or entity known to Employee to be a customer of Company or any of its Subsidiaries, where Employee, or any person reporting to Employee, had personal contact with such person or entity, with respect to products, activities or services which compete in whole or in part with the products, activities or services of Company or any of its Subsidiaries.
     6.2 Employee has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Employee acknowledges and expressly agrees that the covenants contained in this Article VI and Article VII below are reasonable with respect to their duration, geographical area and scope. Employee further acknowledges that the restrictions contained in this Article VI and Article VII below are reasonable and necessary for the protection of the legitimate business interests of Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to Company and such interests, and that such restrictions were a material inducement to Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, Company, in addition to and not in limitation of, any other rights, remedies or damages available to Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Employee and any and all persons directly or indirectly acting for or with him, as the case may be.
ARTICLE VII
CONFIDENTIALITY AND NON-DISCLOSURE
     7.1 Confidential Information. Employee agrees at all times during his employment and following his termination of employment for any reason, Employee will not disclose to any non-employee of Company any Confidential Information without written consent of Company. For purposes of this Agreement, “Confidential Information” means any written information or documents of Company or any of its Subsidiaries and any information in whatever form regarding strategic plans of Company or any of its Subsidiaries, data and compilations of information regarding customers of Company or any of its Subsidiaries, any financial information of Company or any of its Subsidiaries, or any other information in whatever form or medium designated as confidential by Company or any of its Subsidiaries.
     Upon termination of employment and thereafter, Employee shall not remove, retain, disclose or use any Confidential Information without Company’s prior written consent. Employee’s obligations of confidentiality shall not apply as to a particular portion of Confidential Information if such portion (a) is or becomes generally available to the public other than as a result of disclosure by Employee or any of his agents, advisors, employees or representatives; (b) was rightfully in the possession of Employee on a non-confidential basis from a source other than Company or its agents, advisors, employees or representatives, but only if such source has obtained the information legally and is bound by a confidentiality agreement with Company or its agents, advisors, employees or representatives; or (c) is required to be disclosed by law.
     7.2 Dispute Resolution. In the event of a violation of this Article VII, Company shall have the right to obtain injunctive or other equitable or legal relief. This Article VII shall not be subject to arbitration under Section 8.10.

ARTICLE VIII
GENERAL PROVISIONS
     8.1 Modifications. This Agreement supersedes all prior agreements and understandings between the parties, including, without limitation, any prior written or verbal communications or agreements. This Agreement may not be changed or terminated orally. No modification, termination or attempted waiver of any of its provisions shall be valid unless in writing signed by the party against whom the same is sought to be enforced.
     8.2 Notices. Whenever any notice is required by this Agreement, it shall be given in writing and sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To Company:	Mercantile Bancorp, Inc.
440 Maine Street
Quincy, Illinois 62301

To Employee:	Ted T. Awerkamp
816 Birdie Lane
Quincy, Illinois 62301
     Notices shall be deemed given and effective three (3) business days after deposit in the U.S. mail. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.
     8.3 Entire Agreement; Survival. This Agreement constitutes the entire agreement between Employee and Company concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, specifically including the Prior Employment Agreement. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and Employee hereby agrees that such scope may be judicially modified accordingly.
     8.4 Waivers. No waiver by Company of any breach of this Agreement shall be construed as a waiver of any subsequent breach.
     8.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns, and Employee, his heirs and legal representatives.
     8.6 Assignment. This Agreement shall be binding upon and inure to the benefit of Company, it successors, and assigns. The rights of Employee hereunder are personal and may not be assigned or transferred.

     8.7 Construction. Titles and headings to various subdivisions of this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     8.8 Severability. If any provision of this Agreement is determined to be invalid or unenforceable under any court or governmental agency of competent jurisdiction, or under any statute, the remaining provisions shall not thereby be invalidated but shall remain in full force and effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.
     8.9 Governing Law. This Agreement and all questions arising in connection with it shall be governed by the laws of the State of Illinois.
     8.10 Arbitration. All disputes arising out of or in connection with this Agreement and/or with Employee’s employment or termination of employment, other than disputes arising under Articles VI and VII, shall be determined by arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Judgment upon the award may be entered in any court having jurisdiction over the matter. The arbitration proceedings shall be held in Quincy, Illinois, or at such other place as may be mutually agreeable to the parties and the arbitrator.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Mercantile Bancorp, Inc.

By:	/s/ Dan S. Dugan

Its: Chairman

/s/ Ted T. Awerkamp

Ted T. Awerkamp